Consent of Independent Auditors





The Board of Directors
DENTSPLY International Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-56093, 33-61780, 33-52616, 33-41775, 33-71792, 33-79094, and
33-89786) on Form S-8 and registration statement No. 333-76089 on Form S-3 of DENTSPLY International Inc. of our report dated January 20,
2000, relating to the consolidated balance sheets of DENTSPLY International Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of DENTSPLY International Inc.



                                          KPMG LLP


Philadelphia, Pennsylvania
March 28, 2000